EXHIBIT 10.73

DIRECTOR COMPENSATION ARRANGEMENTS

Pursuant to our existing Board of Directors Compensation Plan, we pay each non-employee director an annual fee of $12,000 (payable quarterly in arrears); the chairman of the Audit Committee is also entitled to an annual fee of $7,500 (payable quarterly in arrears). In addition, each Board and Committee member is entitled to a fee for each board or committee meeting of $500 for attendance via teleconference and $1,000 for attendance in person. The Board chairman and each Committee chairman, if non-employee directors, are also entitled to an additional $500 for each meeting attended. Ordinary and necessary expenses incurred in attending Board and Committee meetings are reimbursed.

Directors who are not employees of the Company or any of our affiliates may also be entitled to receive options under our Equity Incentive Plan. During fiscal 2004, we did not grant any options to non-employee directors for their Board service.

Richard Sayers is employed as a consultant in addition to his responsibilities as a Director. Mr. Sayers’ total remuneration for consulting during fiscal year 2004 was $129,673.